Exhibit 99.1

STR HOLDINGS, INC. REPORTS SECOND QUARTER 2015 RESULTS

Enfield, Conn. — August 13, 2015 — STR Holdings, Inc. (NYSE: STRI) today announced its financial results for the second quarter ended June 30, 2015.

Advisory Note

All prior year share amounts and per share amounts below have been adjusted to reflect the one-for-three reverse stock split effected January 30, 2015.

Second Quarter 2015 Summary:

•                  Net sales of $8.5 million

•                  Diluted GAAP loss per share from continuing operations of $(0.18); Diluted non-GAAP loss per share from continuing operations of $(0.18)

•                  Adjusted EBITDA of $(2.5) million

•                  Finished the quarter with $10.4 million in cash, $8.3 million in tax receivables, $5.3 million due from Zhenfa Energy Group Co., Ltd. (“Zhenfa”) and no debt

•                  Entered into a module-for-encapsulant swap transaction with Zhenfa and Zhejiang ReneSola Jiangsu Co., Ltd. (“ReneSola”) to settle outstanding accounts receivable

Zhenfa Coordination Update

The Company continues to work with Zhenfa to explore synergies between both organizations and pursue other opportunities to improve the Company’s financial performance.

Appointment of Corporate Officers

As previously disclosed, the Company announced the appointment of two Zhenfa executives to serve in new roles within the Company’s senior management team. Qu Chao, currently a Director of STR’s Board, has been appointed Vice President of Strategic Investment for STR Holdings, Inc. In this newly-created position, Mr. Qu, a specialist in downstream solar development and finance, will support STR’s efforts to diversify within the renewable energy space. In addition, Kong Weijie has been appointed Vice President, Business Development and General Manager, China. In his role as General Manager, Mr. Kong will lead STR China’s encapsulant operations. Serving in his capacity as Vice President of Business Development, Mr. Kong will focus on the development of new lines of business for STR Holdings, Inc., primarily seeking to harness synergies with the Zhenfa Group as a platform for expansion.

Assessment of Entry into Downstream Solar

The Company believes that over the past several years, profits in the industry have shifted from upstream manufacturers to downstream service providers and solar project owners.  The Company, with Zhenfa’s assistance, is currently assessing investments in U.S. solar projects in the more profitable downstream solar sector. Potential transactions could include construction financing of solar projects, acquisition and ownership of operating solar projects and developing solar projects.

Engagement of Investment Banker/ Due Diligence Provider

The Company has engaged the services of a U.S.-based investment bank with a speciality in renewable energy.  The engagement mandate is to assist STR in finding a transformative transaction within the renewable energy sector, ideally within the downstream solar subsector.  The engagement also provides for due diligence services related to potential investments in downstream solar projects, several of which have already been identified by the Company.

Robert S. Yorgensen, Chairman, President and CEO of STR Holdings, Inc., commented “We believe that the battle for success in the encapsulant business will be won in China, where we are currently focusing our related growth initiatives and working more closely than ever with our majority shareholder to leverage synergies and drive new sales. Pertinent examples include the initial swap agreement with Zhenfa and ReneSola, executed in the second quarter, and the recent appointment of two key Zhenfa executives to positions within STR Holdings.” Mr. Yorgensen continued, “At the same time, we are also seeking to diversify the Company toward more lucrative sectors of the renewable energy industry, where earnings and valuation multiples have been more attractive.”

Module-for-Encapsulant Swap Transaction

During the second quarter, the Company entered into a module-for-encapsulant swap transaction with Zhenfa and ReneSola to settle outstanding accounts receivable. As part of this three-party transaction, the Company has agreed to accept solar modules as settlement of approximately $7.5 million of outstanding receivables from ReneSola, and Zhenfa has agreed to purchase these modules from the Company for $7.5 million. As of June 30, 2015, the Company has received $2.2 million in cash from Zhenfa leaving a receivable of $5.3 million due from Zhenfa related to this transaction.

Financial Results

Net sales for the quarter ended June 30, 2015 were $8.5 million, an increase of 24% sequentially and a decrease of 24% from Q2 2014. The sequential increase was driven by approximately 21% higher volume and a 3% increase in average selling price (“ASP”).  The sequential volume increase was primarily driven by new Chinese customer wins as well as growth in the European and India markets.

The year-over-year second quarter decrease was driven by approximately 13% lower volume and a 13% decline in ASP.  The price decline was primarily caused by foreign exchange translation of the Euro compared to the U.S. Dollar. The average Euro exchange rate decreased by 20% in the second quarter of 2015 compared to the corresponding 2014 period. Ex-currency impact, our ASP declined by 1% driven by continued pricing pressure. The year-over-year volume decline was primarily driven by a reduction of net sales to our largest customer, which modified its OEM partner footprint in the latter part of 2014 and began exiting its OEM business in 2015.  In addition, one of our European customers declared insolvency in the first quarter of 2015. This European customer has since resumed operations and has resumed ordering our encapsulant after a brief period of inactivity.

Gross loss for the second quarter of 2015 was $(0.1) million, or (1)% of net sales, compared to $(0.1) million, or (2)% of net sales from the first quarter of 2015 and gross loss of $(1.2) million, or (11)% of net sales from the second quarter of 2014.  The sequential improvement in gross loss was driven by higher sales, lower restructuring costs and benefits from cost-reduction actions.  These positive impacts were offset by higher resin costs.  On a year-over-year basis, the improved gross loss was the result of lower raw material costs and other cost-reductions that more than offset lower net sales and a $0.4 million restructuring benefit in 2014 that did not recur.

Selling, general and administrative expenses for the second quarter of 2015 were $2.8 million compared to $2.6 million in the first quarter of 2015 and $2.4 million in the second quarter of 2014. The sequential increase was driven by $0.2 million of increased professional fees and a $0.1 million non-recurring settlement of a state sales tax audit. The year-over-year increase of $0.4 million was driven by $0.3 million of annual incentive compensation expense and the non-reoccurrence of a $0.4 million restructuring benefit recorded in 2014.  These were partially offset by continued cost-reduction measures, primarily associated with the closure of our East Windsor, Connecticut facility in 2014.

Adjusted EBITDA for the second quarter of 2015 was $(2.5) million compared to $(1.8) million from the first quarter of 2015.  Unfavorable foreign currency transactional loss drove $0.6 million of this decline. Ex-currency, our sequential decline was due to expenses related to the settlement of the aforementioned state sales tax audit. This compares to Adjusted EBITDA from continuing operations of $(4.0) million for the second quarter of 2014. The year-over-year improvement was due to reduced gross loss and improved bad debt, partially offset by increased R&D and unfavorable foreign currency impact.

Net loss from continuing operations for the second quarter of 2015 was $(3.3) million, or $(0.18) per diluted share. This compares to a net loss from continuing operations of $(2.6) million, or $(0.14) per diluted share, for the first quarter of 2015 and net loss from continuing operations of $(1.6) million, or $(0.19) per diluted share, for the second quarter of 2014. The sequentially higher net loss of $0.7 million was primarily due to negative foreign exchange impact. On a year-over-year basis, net loss from continuing operations increased by $1.7 million compared to the corresponding 2014 period driven by a $0.2 million unfavorable impact from foreign currency as well as the net impact for the following special items recorded in 2014 that did not recur in 2015: $4.1 million non-cash product performance accrual reversal; $0.8 million in restructuring accrual reversals and the $1.3 million loss on reclassification in 2014. These negative impacts more than offset reduced gross loss, improved bad debt and lower income tax expense achieved in the second quarter of 2015.

Non—GAAP net loss from continuing operations for the second quarter of 2015, which excludes certain tax-effected adjustments (as disclosed following the non—GAAP reconciliation table at the end of this press release), was $(3.2) million, or $(0.18) per diluted share. This compares to non—GAAP net loss from continuing operations of $(2.4) million, or $(0.13) per diluted share, for the first quarter of 2015 and non—GAAP net loss from continuing operations of $(3.9) million, or $(0.44) per diluted share, for the second quarter of 2014.

Operations Update

Encapsulant Business Restructuring

The Company ceased operations at its Malaysian encapsulant production facility, effective August 2, 2015, following a decision by the Company’s largest customer to exit its OEM module production in Malaysia. The Company expects to continue to fulfill orders to this customer from its Spain and China facilities.  Other factors contributing to the decision to close the plant included underutilization, increasing costs in Malaysia resulting from the recent introduction of a Goods & Services Tax (GST), and the newly launched investigation by the European Commission that may result in anti-dumping and countervailing duties on solar cells and modules consigned from China and assembled in Malaysia and Taiwan.

The Company has engaged agents to sell its Malaysian real estate, recently appraised at approximately $8.0 million, as well as the associated production and ancillary equipment. The Company expects to incur approximately $1.0 million to $1.5 million of associated non-recurring severance and other exit costs during the second half of 2015, partially offset by the sale of production and ancillary equipment, and further expects to generate approximately $2.4 million of associated annual pre-tax savings on a going forward basis. The Company plans to transfer the majority of its Malaysian raw material inventory to the Company’s existing Spain and China manufacturing facilities.

Balance Sheet and Liquidity

The Company finished the quarter with $10.4 million of cash and no debt.  As of June 30, 2015, the Company also had $8.3 million of income tax receivables and $5.3 million due from Zhenfa as the remaining balance on the ReneSola swap agreement.

The Company generated negative operating cash flow of $2.0 million during the second quarter of 2015.  The Company collected $2.2 million from Zhenfa (on the ReneSola swap agreement) and expects the remaining balance to be collected by the end of the year. This positive impact was more than offset by negative Adjusted EBITDA generation and higher working capital.

Second Quarter Conference Call and Presentation

The Company will discuss its financial results in a conference call today at 9:00 am ET. A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strsolar.com. Investors in the U.S. interested in participating in the live call should dial (877) 312-8789 and enter passcode: 70609487. Those calling from outside the U.S. should dial (970) 315-0282 and use the same passcode. A telephone replay will be available at 12:00 p.m. ET through Wednesday, August 19, 2015 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from international locations, and entering passcode: 70609487. The webcast and presentation will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business, and include, without limitation, statements relating to the expected costs and benefits of the planned shut-down and sale of the Company’s Malaysian real estate, or expected synergies from the Zhenfa transaction. The Company cannot assure that it will be able to sell its Malaysian real estate on a timely basis or on favorable terms, if at all, that the costs or closure of that facility will not be higher than anticipated, or that the Company will be able to achieve its expected tax savings. Moreover, the Company’s encapsulant business remains challenging and there can be no assurance that the Company will be able to realize significant synergies from its Zhenfa transaction.  Other risks and uncertainties relating to the Company’s business and future performance include, but are not limited to, the statements regarding the following: (1) incurring substantial losses for the foreseeable future and the Company’s inability to achieve or sustain profitability in the future; (2) the potential impact of pursuing strategic alternatives, including dissolution and liquidation of our Company; (3) our reliance on a single product line; (4) our securing sales to new customers, growing sales to existing key customers and increasing our market share, particularly in China; (5) customer concentration in our business and our relationships with and dependence on key customers; (6) the outsourcing arrangements and reliance on third parties for the manufacture of a portion of our encapsulants; (7) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete; (8) competition; (9) excess capacity in the solar supply chain; (10) demand for solar energy in general and solar modules in particular; (11) our operations and assets in China being subject to significant political and economic uncertainties; (12) limited legal recourse under the laws of China if disputes arise; (13) our ability to adequately protect our intellectual property, particularly during the outsource manufacturing of our products in China; (14) our lack of credit facility and our inability to obtain credit; (15) a significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy, particularly in China and the United States; (16) volatility in commodity costs; (17) our customers’ financial profile causing additional credit risk on our accounts receivable; (18) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process; (19) potential product performance matters and product liability; (20) our substantial international operations and shift of business focus to emerging markets; (21) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues; (22) losses of financial incentives from government bodies in certain foreign jurisdictions; (23) compliance with the Continued Listing Criteria of the NYSE; (24) the ability to realize synergies from the transaction with Zhenfa Energy Group Co., Ltd., (25) the potential impact of the closure and planned sale of our Johor, Malaysia facility and any other restructuring transactions that we may pursue, and (26) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Form 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this press release whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$8,515	$11,222	$15,378	$20,558
Cost of sales	8,581	12,406	15,590	22,423

Gross loss	(66)	(1,184)	(212)	(1,865)

Selling, general and administrative expenses	2,808	2,366	5,390	5,341
Research and development expense	360	295	712	551
(Recovery) provision for bad debt expense	(189)	7	(232)	31
Operating loss	(3,045)	(3,852)	(6,082)	(7,788)

Interest (expense) income, net	(52)	16	(48)	20
Other income, net	—	2,766	—	2,766
Gain (loss) on disposal of fixed assets	—	2	—	(431)
Foreign currency transaction (loss) gain	(163)	24	317	(114)
Loss from continuing operations before income tax expense	(3,260)	(1,044)	(5,813)	(5,547)
Income tax expense from continuing operations	53	596	106	735
Net loss from continuing operations	(3,313)	(1,640)	(5,919)	(6,282)

Discontinued operations:
Earnings from discontinued operations before income tax expense	—	—	—	—
Income tax expense from discontinued operations	—	—	—	—
Net earnings from discontinued operations	—	—	—	—

Net loss	$(3,313)	$(1,640)	$(5,919)	$(6,282)

GAAP loss per share:
Basic from continuing operations	$(0.18)	$(0.19)	$(0.33)	$(0.52)
Basic from discontinued operations	—	—	—	—
Total basic GAAP net loss per share	$(0.18)	$(0.19)	$(0.33)	$(0.52)

Diluted from continuing operations	$(0.18)	$(0.19)	$(0.33)	$(0.52)
Diluted from discontinued operations	—	—	—	—
Total diluted GAAP net loss per share	$(0.18)	$(0.19)	$(0.33)	$(0.52)

(1) Non-GAAP net loss per share:
Basic from continuing operations	$(0.18)	$(0.44)	$(0.31)	$(0.58)
Basic from discontinued operations	—	—	—	—
Total basic non-GAAP net loss per share	$(0.18)	$(0.44)	$(0.31)	$(0.58)

Diluted from continuing operations	$(0.18)	$(0.44)	$(0.31)	$(0.58)
Diluted from discontinued operations	—	—	—	—
Total diluted non-GAAP net loss per share	$(0.18)	$(0.44)	$(0.31)	$(0.58)

Weighted-average common shares outstanding:
Basic shares outstanding GAAP	18,089,137	8,756,022	18,077,142	12,084,369
(2) Diluted shares outstanding GAAP	18,089,137	8,756,022	18,077,142	12,084,369
Stock options	—	—	—	—
Restricted common stock	—	—	—	—
(2) Diluted shares outstanding non-GAAP	18,089,137	8,756,022	18,077,142	12,084,369

(1) Please refer to the reconciliation of non-GAAP measures included in this press release.

(2) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	June 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,428	$16,552
Due from Zhenfa	5,260	—
Accounts receivable, net	8,475	12,057
Inventories, net	6,704	8,248
Income tax receivable	8,252	8,252
Other current assets	4,729	4,144
Total current assets	43,848	49,253

Property, plant and equipment, net	20,834	20,195
Other noncurrent assets	340	354
Total assets	$65,022	$69,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,852	$2,653
Accrued liabilities	3,540	2,780
Other current liabilities	—	204
Income taxes payable	1,880	1,865
Total current liabilities	9,272	7,502

Long-term liabilities	4,677	4,577
Total liabilities	13,949	12,079

STOCKHOLDERS’ EQUITY
Stockholders’ equity	51,073	57,723
Total liabilities and stockholders’ equity	$65,022	$69,802

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(3,313)	$(1,640)	$(5,919)	$(6,282)
Net earnings from discontinued operations	—	—	—	—
Net loss from continuing operations	(3,313)	(1,640)	(5,919)	(6,282)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	512	515	1,002	1,026
Stock-based compensation expense	222	88	375	701
Non-cash reversal of loss contingency	—	(4,089)	—	(4,089)
Non-cash reversal of restructuring accrual	—	(795)	—	(795)
Loss on disposal of property, plant and equipment	—	(2)	—	431
(Recovery) provision for bad debt expense	(189)	7	(232)	31
Loss on reclassification on held for sale assets	—	1,323	—	1,323
Income tax receivable non-cash	—	(321)	—	(1,243)
Deferred income tax expense	—	1,031	—	2,088
Changes in operating assets and liabilities	921	3,670	—	2,520
Other, net	(165)	—	1,090	(831)
Net cash used in continuing operations	(2,012)	(213)	(3,684)	(5,120)
Net cash provided by discontinued operations	—	—	9	—
Total net cash used in operating activities	(2,012)	(213)	(3,675)	(5,120)

INVESTING ACTIVITIES
Capital investments	(885)	(774)	(2,277)	(1,720)
Proceeds from sale of fixed assets	—	1,956	—	1,956
Net cash (used in) provided by continuing operations	(885)	1,182	(2,277)	236
Net cash (used in) provided by discontinued operations	—	—	—	—
Total net cash (used in) provided by investing activities	(885)	1,182	(2,277)	236

FINANCING ACTIVITIES
Repurchase of common stock in tender offer	—	—	—	(24,042)
Tender offer fees	—	(190)	—	(1,984)
Special dividend	—	—	(20)	—
Common stock issuance costs	(4)	—	(4)	—
Proceeds from common stock issued under employee stock purchase plan	—	—	1	1
Net cash used in continuing operations	(4)	(190)	(23)	(26,025)
Net cash used in discontinued operations	—	—	(23)	—
Total net cash used in financing activities	(4)	(190)	(23)	(26,025)

Effect of exchange rate changes on cash	61	(17)	(149)	(45)

Net change in cash and cash equivalents	(2,840)	762	(6,124)	(30,954)
Cash and cash equivalents, beginning of period	13,268	26,457	16,552	58,173
Cash and cash equivalents, end of period	$10,428	$27,219	$10,428	$27,219

SUPPLEMENTAL DISCOLSURE OF NON-CASH INVESTING ACTIVITIES
Proceeds to be received from sale of idle fixed assets	$—	$537	$—	$537

* Free cash flow from continuing operations	$(2,897)	$(987)	$(5,961)	$(6,840)

* Please refer to the reconciliation of non-GAAP measures included in this press release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30
	2015	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Non-GAAP Net Loss from Continuing Operations
Net loss from continuing operations	$(2,606)	$(3,313)	$(1,640)	$(5,919)	$(6,282)
Adjustments to net loss from continuing operations:
Stock-based compensation expense	153	222	88	375	701
Restructuring	145	(6)	(757)	139	(730)
Tax impact of option cancellation due to restructuring	—	—	—	—	1,058
Loss on reclassification on held for sale assets	—	—	1,323	—	1,323
Non-cash reversal of loss contingency	—	—	(4,089)	—	(4,089)
Tax effect of non-GAAP adjustments	(105)	(70)	1,209	(175)	994
Non-GAAP net loss from continuing operations	$(2,413)	$(3,167)	$(3,866)	$(5,580)	$(7,025)

Non-GAAP Net Loss from Discontinued Operations
Net loss from discontinued operations	$—	$—	$—	$—	$—
Tax effect of non-GAAP adjustments	—	—	—	—	—
Non-GAAP net loss from discontinued operations	$—	$—	$—	$—	$—

Non-GAAP Net Loss Per Share from Continuing Operations:
Basic from continuing operations	$(0.13)	$(0.18)	$(0.44)	$(0.31)	$(0.58)
Diluted from continuing operations	$(0.13)	$(0.18)	$(0.44)	$(0.31)	$(0.58)

Non-GAAP Net Loss Per Share from Discontinued Operations:
Basic from discontinued operations	$—	$—	$—	$—	$—
Diluted from discontinued operations	$—	$—	$—	$—	$—

Weighted-average common shares outstanding:
Basic	18,070,384	18,089,137	8,756,022	18,077,142	12,084,369
(1) Diluted	18,070,384	18,089,137	8,756,022	18,077,142	12,084,369

(1) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

	Three Months Ended June 30,		Six Months Ended June 30
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow from Continuing Operations
Cash flow used in operations from continuing operations	$(2,012)	$(213)	$(3,684)	$(5,120)
Less:
Capital investments	(885)	(774)	(2,277)	(1,720)
Free cash flow	$(2,897)	$(987)	$(5,961)	$(6,840)

Non–GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company uses non–GAAP financial measures to facilitate better understanding of its operating results. In this press release, there are two non–GAAP financial metrics mentioned: (1) Non–GAAP net loss per share from continuing operations (“Non–GAAP EPS”) and (2) free cash flow from continuing operations as defined below.

Non–GAAP EPS: The Company believes that non–GAAP EPS from continuing operations provides meaningful supplemental information regarding its performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with its peers.

Non–GAAP EPS from continuing operations is defined as net loss from continuing operations not including the tax effected impact of stock-based compensation and restructuring divided by the weighted–average common shares outstanding. Please refer to the Company’s Form 10–K filed with the Securities and Exchange Commission (SEC) on March 26, 2015, as well as prior

SEC filings, for detailed discussion on some of these adjustments that have been recorded in previous periods. During the current period, there were no new items.

Although the Company uses non—GAAP EPS as a measure to assess the operating performance of its business, non—GAAP EPS has significant limitations as an analytical tool because it excludes certain material costs. Because non—GAAP EPS does not account for these expenses, its utility as a measure of its operating performance has material limitations. The omission of restructuring and stock—based compensation expense limits the usefulness of this measure. Non—GAAP EPS also adjusts for the related tax effects of the adjustments and the payment of taxes is a necessary element of the Company’s operations. Because of these limitations, management does not view non—GAAP EPS in isolation and uses other measures, such as Adjusted EBITDA, net loss from continuing operations, net sales, gross loss and operating loss, to measure operating performance.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP SHARES OUTSTANDING

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Weighted-average shares outstanding
Basic shares outstanding GAAP	18,070,384	18,089,137	8,756,022	18,077,142	12,084,369
Diluted shares outstanding GAAP	18,070,384	18,089,137	8,756,022	18,077,142	12,084,369
Stock options	—	—	—	—	—
Restricted common stock	—	—	—	—	—
Diluted shares outstanding non-GAAP	18,070,384	18,089,137	8,756,022	18,077,142	12,084,369

Free Cash Flow from Continuing Operations: The Company believes free cash flow from continuing operations is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow is defined as operating cash flow used in continuing operations excluding cash spent on capital investments. A limitation of using free cash flow versus the GAAP measure of cash used in operating activities as a means for evaluating the Company’s business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period. The Company compensates for this limitation by providing information about the changes in its cash balance on the face of the Condensed Consolidated Statements of Cash Flows.

STR Holdings, Inc.

ADJUSTED EBITDA

All amounts in thousands

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA	$(1,769)	$(2,480)	$(3,982)	$(4,249)	$(6,905)
Depreciation expense	(490)	(512)	(515)	(1,002)	(1,026)
Interest income, net	4	(52)	16	(48)	20
Income tax expense	(53)	(53)	(596)	(106)	(735)
Restructuring	(145)	6	757	(139)	730
Stock-based compensation	(153)	(222)	(88)	(375)	(701)
Non-cash reversal of loss contingency	—	—	4,089	—	4,089
Loss on reclassification on held for sale assets	—	—	(1,323)	—	(1,323)
Loss on disposal of fixed assets	—	—	2	—	(431)
Net loss from continuing operations	$(2,606)	$(3,313)	$(1,640)	$(5,919)	$(6,282)

ASC 280–10–50 Disclosure about Segment of an Enterprise and Related Information, establishes standards for the manner in which companies report information about operating segments, products, geographic areas and major customers. The method of determining what information to report is based on the way that management organizes the operating segment within the enterprise for making operating decisions and assessing financial performance. Since the Company has one product line, sells to global customers in one industry, procures raw materials from similar vendors and expects similar long-term economic characteristics, the Company has one reporting segment.

Adjusted EBITDA is the main metric used by the management team and the Board of Directors to plan, forecast and review the Company’s segment performance. Adjusted EBITDA represents net loss from continuing operations before interest income, income tax expense, depreciation, stock-based compensation expense, restructuring and certain non-recurring income and expenses from the results of operations.